Exhibit 99.1

News Release

Date:                  July 22, 2015 4:00pm EST

From:               Archie M. Brown, Jr. President and CEO

MainSource Financial Group, Inc.  |  812-663-6734

MainSource Financial Group - NASDAQ, MSFG -
Announces Record Earnings for the Second Quarter of 2015

•                  Net income of $9.7 million

•                  Earnings Per Share of $0.44

•                  ROA of 1.21%

•                  Tangible Common Equity Ratio of 9.2%

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the second quarter of 2015.  For the three months ended June 30, 2015, the Company recorded net income of $9.7 million, or $0.44 per common share, compared to net income of $7.8 million, or $0.38 per common share, in the second quarter of 2014.  The $9.7 million of net income in the current quarter represents record quarterly earnings.

CEO Comments

Mr. Brown stated, “I am very pleased with our second quarter results.  Net income was 25% higher than the same period one year ago and was at the highest level in our Company’s history.  Earnings per share increased by 16% compared to one year ago.  The primary drivers of our improvement were the acquisition of MBT Bancorp in October of last year and our improved credit quality, which resulted in zero provision expense for the quarter.  This marked the fourth consecutive quarter that provision expense was at zero, a result of very low loan charge-offs.  Additionally, steady loan growth and “across the board” increases in non-interest income contributed to our strong performance.  Loan originations were very good for the quarter.  While our loan balances did not increase significantly, we were able to offset large payoffs of former problem loans and still grow.  We were especially pleased with our momentum in mortgage banking, which resulted in a 57% increase in mortgage banking income over the second quarter of 2014.”

Mr. Brown continued, “The economy continues to improve in our region with unemployment rates declining to below 4% in some local areas.  We have observed an increase in general business activity and have experienced a very competitive banking market for good quality loan opportunities.  In this competitive environment, we remain optimistic about the second half of 2015.”

Mr. Brown concluded, “I am very excited about our recently announced intention to purchase 5 branch offices from Old National Bank. The additional branches will strengthen our market share in existing markets.  The initial response from prospective employees and customers has been very positive.  The closing is anticipated to occur in mid-August subject to customary closing conditions.”

NET INTEREST INCOME

Net interest income was $25.3 million for the second quarter of 2015 compared to $23.2 million a year ago.  The increase in net interest income was primarily due to an increase in earning assets from the Merchants acquisition in the fourth quarter of 2014.  Net interest margin, on a fully-taxable equivalent basis, was 3.75% for the second quarter of 2015, which was nine basis points below the second quarter of 2014 and a decrease of five basis points compared to the first quarter of 2015.  The decline in the net interest margin on a linked quarter basis was primarily driven by a decrease in the discount accretion related to the Merchants acquisition as well as the seasonal inflow of short-term deposits from public fund entities.

NON-INTEREST INCOME

The Company’s non-interest income was $12.9 million for the second quarter of 2015 compared to $11.1 million for the same period in 2014.  Mortgage banking income increased by $947 thousand primarily due to the low interest rate environment and the addition of mortgage loan originators in the Company’s footprint.  Other categories of non-interest income increased modestly and were in line with the additional accounts and assets acquired in the MBT Bancorp acquisition in the fourth quarter of 2014.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $25.7 million for the second quarter of 2015 compared to $23.8 million for the same period in 2014.  The $1.9 million year over year increase in total expenses were primarily driven by an $835 thousand increase in employee costs and a $692 thousand increase in occupancy and equipment expenses.  The increase in employee costs was due to the acquisition of MBT Bancorp in the fourth quarter of 2014, higher commissions related to the increase in mortgage banking activity, and additional incentive compensation.  The increase in occupancy and equipment expenses was due to the MBT Bancorp acquisition and the Company’s investment in newer growth markets over the past year.

BALANCE SHEET AND CAPITAL

Total assets were $3.24 billion at June 30, 2015, which represents a $379 million increase from a year ago.  The increase in the balance sheet was primarily related to the acquisition of MBT Bancorp in the fourth quarter of 2014 as well as organic loan growth.  Loan balances (including loans that are classified as held for sale) grew $13 million on a linked-quarter basis.  As discussed in its first quarter 2015 earnings release, the Company had a reduction of $15.8 million in loan balances related to the disposition/payoff of two relationships during the first week of the second quarter.  The Company’s regulatory capital ratios remain strong and as of June 30, 2015 were as follows: leverage ratio of 10.2%, tier one capital to risk-weighted assets of 14.6%, and total capital to risk-weighted assets of 15.7%.  In addition, as of June 30, 2015, the Company’s tangible common equity ratio was 9.2%.

ASSET QUALITY

Non-performing assets (NPA’s) were $22.1 million as of June 30, 2015, an increase of $2.3 million on a linked-quarter basis.  NPA’s represented 0.68% of total assets as of June 30, 2015 compared to 0.63% as of March 31, 2015 and 1.29% as of June 30, 2014.  Net charge-offs were $165 thousand for the second quarter of 2015 and represented 0.03% of average loans on an annualized basis.  The Company recorded no loan loss provision expense for the second quarter of 2015.  This was primarily due to the low level of charge-offs for the quarter.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.12% as of June 30, 2015 compared to 1.14% as of March 31, 2015 and 1.40% as of June 30, 2014.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Income Statement Summary
Interest Income	$27,293	$25,320	$54,560	$50,804
Interest Expense	1,949	2,103	4,162	4,322
Net Interest Income	25,344	23,217	50,398	46,482
Provision for Loan Losses	—	750	—	1,500
Noninterest Income:
Trust and investment product fees	1,254	1,146	2,460	2,416
Mortgage banking	2,609	1,662	4,464	2,978
Service charges on deposit accounts	5,498	5,307	10,119	9,892
Securities gains/(losses)	63	(4)	315	(4)
Interchange income	2,228	2,024	4,189	3,759
OREO gains/(losses)	(33)	39	(44)	(38)
Other	1,250	958	2,757	1,358
Total Noninterest Income	12,869	11,132	24,260	20,361
Noninterest Expense:
Employee	14,534	13,699	28,511	27,272
Occupancy & equipment	4,856	4,164	9,770	8,811
Intangible amortization	419	432	839	864
Marketing	903	760	1,465	1,358
Collection expenses	250	394	506	831
FDIC assessment	435	365	810	800
FHLB advance prepayment penalty	—	—	2,364	—
Other	4,323	3,980	8,482	8,072
Total Noninterest Expense	25,720	23,794	52,747	48,008
Earnings Before Income Taxes	12,493	9,805	21,911	17,335
Provision for Income Taxes	2,833	2,051	4,588	3,356
Net Income Available to Common Shareholders	$9,660	$7,754	$17,323	$13,979

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Average Balance Sheet Data
Gross Loans	$1,985,496	$1,698,761	$1,974,173	$1,691,545
Earning Assets	2,898,081	2,600,795	2,870,341	2,599,497
Total Assets	3,204,581	2,870,357	3,174,947	2,866,822
Noninterest Bearing Deposits	557,212	447,674	546,923	446,925
Interest Bearing Deposits	2,005,297	1,812,009	1,971,105	1,790,094
Total Interest Bearing Liabilities	2,245,678	2,075,966	2,225,314	2,078,325
Shareholders’ Equity	369,551	322,033	367,985	317,344

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Per Share Data
Diluted Earnings Per CommonShare	$0.44	$0.38	$0.79	$0.68
Cash Dividends Per Common Share	0.13	0.10	0.26	0.20
Market Value - High	22.40	17.89	22.40	18.03
Market Value - Low	19.04	16.12	18.71	15.78
Average Outstanding Shares (diluted)	21,922,293	20,578,282	21,920,142	20,571,614

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Key Ratios (annualized)
Return on Average Assets	1.21%	1.08%	1.10%	0.98%
Return on Average Equity	10.48%	9.66%	9.49%	8.88%
Net Interest Margin	3.75%	3.84%	3.78%	3.87%
Efficiency Ratio	64.38%	66.04%	67.59%	68.34%
Net Overhead to Average Assets	1.61%	1.77%	1.81%	1.94%

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$2,002,979	$1,990,169	$1,966,047	$1,758,003	$1,706,144
Allowance for Loan Losses	22,473	22,638	23,250	24,549	23,867
Total Securities	859,736	871,080	867,760	840,101	852,374
Goodwill and Intangible Assets	77,707	78,126	78,546	68,772	69,161
Total Assets	3,240,194	3,152,830	3,122,516	2,899,952	2,861,017
Noninterest Bearing Deposits	568,365	550,497	513,393	464,058	455,496
Interest Bearing Deposits	1,966,702	1,924,737	1,954,928	1,757,641	1,800,849
Other Borrowings	195,745	276,719	255,652	281,582	220,663
Shareholders’ Equity	367,991	368,931	360,662	332,790	327,381

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Other Balance Sheet Data
Tangible Book Value Per Common Share	$13.42	$13.40	$13.01	$12.90	$12.62
Loan Loss Reserve to Loans	1.12%	1.14%	1.18%	1.40%	1.40%
Loan Loss Reserve to Non-performing Loans	141.59%	161.97%	171.01%	151.80%	141.86%
Nonperforming Assets to Total Assets	0.55%	0.51%	0.52%	0.67%	0.72%
NPA’s (w/ TDR’s) to Total Assets	0.68%	0.63%	1.01%	1.23%	1.29%
Tangible Common Equity/Tangible Assets	9.18%	9.46%	9.27%	9.33%	9.25%
Outstanding Shares	21,624,684	21,694,815	21,687,525	20,460,763	20,458,763

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Asset Quality
Special Mention Loans	$21,975	$30,823	$34,922	$25,319	$37,917
Substandard Loans (Accruing)	10,992	13,069	22,926	22,647	24,344
New Non-accrual Loans (for the 3 months ended)	4,987	3,068	3,707	4,251	1,626

Loans Past Due 90 Days or More and Still Accruing	$40	$—	$—	$59	$—
Non-accrual Loans	15,832	13,977	13,596	16,113	16,824
Other Real Estate Owned	2,065	2,201	2,688	3,190	3,723
Total Nonperforming Assets (NPA’s)	$17,937	$16,178	$16,284	$19,362	$20,547
Troubled Debt Restructurings (Accruing)	4,160	3,603	15,243	16,274	16,408
Total NPA’s with Troubled Debt Restructurings	$22,097	$19,781	$31,527	$35,636	$36,955

Net Charge-offs - QTD	$165	$612	$1,299	$(682)	$4,130
Net Charge-offs as a % of average loans (annualized)	0.03%	0.13%	0.27%	-0.16%	0.98%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	June 30	March 31	December 31	September 30	June 30
	2015	2015	2014	2014	2014
Shareholders’ Equity	$367,991	368,931	360,662	332,790	327,381
Less: Intangible Assets	77,707	78,126	78,546	68,772	69,161
Tangible Common Equity	290,284	290,805	282,116	264,018	258,220

Total Assets	3,240,194	3,152,830	3,122,516	2,899,952	2,861,017
Less: Intangible Assets	77,707	78,126	78,546	68,772	69,161
Tangible Assets	3,162,487	3,074,704	3,043,970	2,831,180	2,791,856

Ending Shares Outstanding	21,624,684	21,694,815	21,687,525	20,460,763	20,458,763

Tangible Book Value Per Common Share	$13.42	$13.40	$13.01	$12.90	$12.62
Tangible Common Equity/Tangible Assets	9.18%	9.46%	9.27%	9.33%	9.25%

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.